Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:	FOR IMMEDIATE RELEASE
Paul Svindland	April 15, 2019
Chief Executive Officer (317) 972-7000 psvindland@celadontrucking.com

Celadon Group Divests Logistics Business Division

INDIANAPOLIS – April 15, 2019 – Celadon Group, Inc. (“Celadon,” the “Company,” “we,” or “us”) (OTCPink: CGIP) announced today that it has disposed of substantially all of the assets used in its Logistics business division (the “Logistics Division” or “Logistics”) in an all cash transaction.

The Company continued its strategic plan to streamline operations, reduce total debt, and focus on its core trucking business by completing the sale of Logistics today, with an effective financial transfer date of April 1, 2019.  The purchaser was TA Services, Inc. (“TA Services”), a PS Logistics, LLC (“PS Logistics”) subsidiary.  PS Logistics is a rapidly growing full-service provider of asset-based transportation, brokerage, 3PL, and supply chain services. The Logistics Division, which provides a full spectrum of freight brokerage, transportation management, and warehousing solutions, contributed approximately $139 million in revenue to the Company in the fiscal year ended June 30, 2018. The proceeds were used to pay transaction expenses, to reduce borrowings under the Company’s revolving credit agreement, and to provide additional liquidity.

The transaction will include an ongoing strategic relationship under which the Company will have access to the Logistics platform to continue to serve customers' needs on a revenue sharing basis as well as a commitment for the Company not to conduct independent brokerage operations.  The transition of customer relationships, IT, and other activities will be ongoing.  Jon Russell, the Company’s President and Chief Operating Officer and former President of Logistics, will remain a member of the Company's senior management team, while serving as a consultant to TA Services through the transition process.  Post-transition, Mr. Russell is expected to become part of TA Services management team.

Paul Svindland, the Company’s Chief Executive Officer, commented: “The sale of Logistics marks another important milestone in executing our strategic plan to simplify our business and reduce debt.  Over the past several quarters, we have divested the former Quality business, the joint venture with Element, our flatbed business, our West Coast dedicated business, A&S/Buckler, and now Logistics.  Giving effect to these dispositions, the go-forward Celadon has returned to its roots as an asset-based truckload carrier serving the North American market, with particular focus on the eastern half of the United States and cross border traffic with Mexico and Canada.  On a pro forma basis, we remain one of the largest industry competitors, with key locations in approximately a dozen states and provinces and a consolidated annual revenue run rate of approximately $550 million.

"From a leverage perspective, this transaction and our recent sale of our A&S Kinard and Buckler subsidiaries have reduced our outstanding borrowings and capital leases by approximately $185 million.  We continue to work with existing and new financing sources toward both an extension of our current facility and a longer-term capital structure that will support our ongoing operational and financial improvement efforts."

Mr. Svindland continued, “We expect that TA Services’ significant existing footprint and resources, combined with Jon Russell’s expertise, will provide an excellent platform for Logistics’ continued growth and dedication to excellent customer service.  We look forward to the ongoing strategic alignment between our companies and are confident in delivering continued value to our customers as well as an excellent new home for the Logistics employees."

Additional Information
The Company will provide additional information concerning the Logistics disposition and Mr. Russell’s ongoing role at Celadon on a Form 8-K to be filed with the United States Securities and Exchange Commission.

About Celadon
Celadon Group, Inc. (www.celadongroup.com) is one of North America’s leading cross-border carriers and, through its subsidiaries, provides long haul, regional, local, dedicated, intermodal, temperature-protect, and expedited freight service across the United States, Canada, and Mexico.

Forward Looking Statements
This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases, including "expects," "expected," "will," "would be," "intends," "believes," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, statements relating to Mr. Russell’s future role at TA Services and the Company, Celadon's continued logistics service to customers through the strategic relationship with TA Services, PS Logistics, and the Company's continued efforts to obtain a long-term capital structure, among others, are forward-looking statements.   Actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider factors that could cause actual results to differ from expectations and various disclosures by the Company in its press releases, stockholder reports, and filings with the SEC.

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